EXHIBIT 10(u)

AMENDMENT NO. 4

TO

AMERICAN DENTAL PARTNERS, INC.

AMENDED AND RESTATED 1996 AFFILIATE STOCK OPTION PLAN

The American Dental Partners, Inc. Amended and Restated 1996 Affiliate Stock Option Plan, as previously amended (the “Plan”), is hereby amended pursuant to the following provisions:

1.    Definitions

All capitalized terms used in this amendment which are not otherwise defined herein shall have the respective meanings given such terms in the Plan.

2.    Shares Subject To Plan

No additional Options shall be granted under the Plan. Except for Shares subject to unexercised Options granted prior to the date of this amendment that have not expired or otherwise terminated, all Shares reserved for issuance under the Plan are hereby released from such reserve. Without limiting and in furtherance of the preceding provisions, if any Shares currently subject to an Option cease to be subject to that Option other than by reason of exercise, or if any Shares previously issued pursuant to the Plan are returned to the Company in connection with the exercise of an Option, such Shares shall not be used for any future Option grant and shall not be reserved for subsequent issuance under to the Plan.

3.    Effective Date; Construction

The effective date of this amendment is February 25, 2003, and this amendment shall be deemed to be a part of the Plan as of such date. In the event of any inconsistencies between the provisions of the Plan and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Plan shall continue in full force and effect without change.